(h)(1)
MORGAN STANLEY OPEN-END FUNDS
MORGAN STANLEY TRUST
AMENDED AND RESTATED
TRANSFER AGENCY AND SERVICE AGREEMENT
     AGREEMENT made as of August 1, 1997, and amended on June 22, 1998, September 1, 2000,November 1, 2004 and June 26, 2008, by and between each of the Morgan Stanley Open-end Funds listed on Appendix A hereto, each of such Funds acting severally on its own behalf and not jointly with any of such other Funds (each such Fund hereinafter referred to as the “Fund”), each such Fund having its principal office and place of business at 522 Fifth Avenue, New York, New York 10036, and MORGAN STANLEY TRUST (“MORGAN STANLEY TRUST”), a federally chartered savings bank, having its principal office and place of business at Harborside Financial Center, Plaza Two, Jersey City, New Jersey 07311.
     WHEREAS, the Fund desires to appoint MORGAN STANLEY TRUST as its transfer agent, dividend disbursing agent and shareholder servicing agent and MORGAN STANLEY TRUST desires to accept such appointment;
     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE 1 — TERMS OF APPOINTMENT; DUTIES OF MORGAN STANLEY TRUST
     1.1 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints MORGAN STANLEY TRUST to act as, and MORGAN STANLEY TRUST agrees to act as, the transfer agent for each series and class of shares of the Fund, whether now or hereafter authorized or issued (“Shares”), dividend disbursing agent and shareholder servicing agent in connection with any accumulation, open-account or similar plans provided to the holders of such Shares (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (“prospectus”) of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.
     1.2 MORGAN STANLEY TRUST agrees that it will perform the following services:
     (a) In accordance with procedures established from time to time by agreement between the Fund and MORGAN STANLEY TRUST, MORGAN STANLEY TRUST shall:
     (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the custodian of the assets of the Fund (the “Custodian”);

     (ii) Pursuant to purchase orders, issue the appropriate number of Shares and issue certificates therefor or hold such Shares in book form in the appropriate Shareholder account;
     (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;
     (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;
     (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;
     (vi) Prepare and transmit payments for dividends and distributions declared by the Fund;
     (vii) Calculate any sales charges payable by a Shareholder on purchases and/or redemptions of Shares of the Fund as such charges may be reflected in the prospectus;
     (viii) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and
     (ix) Record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934 (“1934 Act”) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. MORGAN STANLEY TRUST shall also provide to the Fund on a regular basis the total number of Shares that are authorized, issued and outstanding and shall notify the Fund in case any proposed issue of Shares by the Fund would result in an overissue. In case any issue of Shares would result in an overissue, MORGAN STANLEY TRUST shall refuse to issue such Shares and shall not countersign and issue any certificates requested for such Shares. When recording the issuance of Shares, MORGAN STANLEY TRUST shall have no obligation to take cognizance of any Blue Sky laws relating to the issue of sale of such Shares, which functions shall be the sole responsibility of the Fund.
     (b) In addition to and not in lieu of the services set forth in the above paragraph (a), MORGAN STANLEY TRUST shall:
     (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent in connection with dividend reinvestment, accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing appropriate forms required with respect to dividends and distributions by federal tax authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders and providing Shareholder account information;
     (ii) open any and all bank accounts which may be necessary or appropriate in order to provide the foregoing services; and
     (iii) provide a system that will enable the Fund to monitor the total number of Shares sold in each State or other jurisdiction.
     (c) In addition, the Fund shall:
     (i) identify to MORGAN STANLEY TRUST in writing those transactions and assets to be treated as exempt from Blue Sky reporting for each State; and
     (ii) verify the inclusion on the system prior to activation of each State in which Fund shares may be sold and thereafter monitor the daily purchases and sales for shareholders in each State. The responsibility of MORGAN STANLEY TRUST for the Fund’s status under the securities laws of any State or other jurisdiction is limited to the inclusion on the system of each State as to which the Fund has informed MORGAN STANLEY TRUST that shares may be sold in compliance with state securities laws and the reporting of purchases and sales in each such State to the Fund as provided above and as agreed from time to time by the Fund and MORGAN STANLEY TRUST.
     (d) MORGAN STANLEY TRUST shall provide such additional services and functions not specifically described herein as may be mutually agreed between MORGAN STANLEY TRUST and the Fund. Procedures applicable to such services may be established from time to time by agreement between the Fund and MORGAN STANLEY TRUST.
ARTICLE 2 — FEES AND EXPENSES

     2.1 For performance by MORGAN STANLEY TRUST pursuant to this Agreement, each Fund agrees to pay MORGAN STANLEY TRUST an annual maintenance fee for each Shareholder account and certain transactional fees, if applicable, as set out in the respective fee schedule attached hereto as Schedule A. Such fee shall be increased or decreased on August 1st of each year by an amount equal to one-half (1/2) of the change in the Consumer Price Index-Financial Services (All Urban Consumers), as published by the Bureau of Labor Statistics of the United States Department of Labor (or another comparable measure of employee wages and salaries and employer costs for employee benefits as mutually agreed to by the Fund and Morgan Stanley Trust) for the twelve-month period ending on March 31st of that year and shall be reflected in a revised Schedule A dated as of August 1 of each year; provided, however, that such fee shall not at any time exceed the average fee published by the then current ICI Transfer Agency Fee survey with respect to funds affiliated with a broker-dealer. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and MORGAN STANLEY TRUST.
     2.2 In addition to the fees paid under Section 2.1 above, the Fund agrees to reimburse MORGAN STANLEY TRUST for out of pocket expenses in connection with the services rendered by MORGAN STANLEY TRUST hereunder. In addition, any other expenses incurred by MORGAN STANLEY TRUST at the request or with the consent of the Fund will be reimbursed by the Fund.
     2.3 The Fund agrees to pay all fees and reimbursable expenses within a reasonable period of time following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to MORGAN STANLEY TRUST by the Fund upon request prior to the mailing date of such materials.
ARTICLE 3 — REPRESENTATIONS AND WARRANTIES OF MORGAN STANLEY TRUST
     MORGAN STANLEY TRUST represents and warrants to the Fund that:
     3.1 It is a federally chartered savings bank whose principal office is in New Jersey.
     3.2 It is and will remain registered with its appropriate regulatory agency as a Transfer Agent pursuant to the requirements of Section 17A of the 1934 Act.
     3.3 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.
     3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
ARTICLE 4 — REPRESENTATIONS AND WARRANTIES OF THE FUND
     The Fund represents and warrants to MORGAN STANLEY TRUST that:
     4.1 It is a corporation duly organized and existing and in good standing under the laws of Delaware or Maryland or a trust duly organized and existing and in good standing under the laws of Massachusetts, as the case may be.
     4.2 It is empowered under applicable laws and by its Articles of Incorporation or Declaration of Trust, as the case may be, and under its By-Laws to enter into and perform this Agreement.
     4.3 All corporate proceedings necessary to authorize it to enter into and perform this Agreement have been taken.
     4.4 It is an investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).
     4.5 A registration statement under the Securities Act of 1933 (the “1933 Act”) is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.
ARTICLE 5 — DUTY OF CARE AND INDEMNIFICATION
     5.1 MORGAN STANLEY TRUST shall not be responsible for, and the Fund shall indemnify and hold MORGAN STANLEY TRUST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:
     (a) All actions of MORGAN STANLEY TRUST or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.
     (b) The Fund’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund’s lack of good faith, negligence or willful misconduct or which arise out of breach of any representation or warranty of the Fund hereunder.
     (c) The reliance on or use by MORGAN STANLEY TRUST or its agents or subcontractors of information, records and documents which (i) are received by MORGAN STANLEY TRUST or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.
     (d) The reliance on, or the carrying out by MORGAN STANLEY TRUST or its agents or subcontractors of, any instructions or requests of the Fund.
     (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities or Blue Sky laws of any State or other jurisdiction that notice of offering of such Shares in such State or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any State or other jurisdiction with respect to the offer or sale of such Shares in such State or other jurisdiction.
     5.2 MORGAN STANLEY TRUST shall indemnify and hold the Fund harmless from or against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by MORGAN STANLEY TRUST as a result of the lack of good faith, negligence or willful misconduct of MORGAN STANLEY TRUST, its officers, employees or agents.
     5.3 At any time, MORGAN STANLEY TRUST may apply to any officer of the Fund for instructions, and may consult with legal counsel to the Fund, with respect to any matter arising in connection with the services to be performed by MORGAN STANLEY TRUST under this Agreement, and MORGAN STANLEY TRUST and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. MORGAN STANLEY TRUST, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to MORGAN STANLEY TRUST or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. MORGAN STANLEY TRUST, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signature of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.
     5.4 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.5 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.
     5.6 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.
ARTICLE 6 — DOCUMENTS AND COVENANTS OF THE FUND AND MORGAN STANLEY TRUST
     6.1 The Fund shall promptly furnish to MORGAN STANLEY TRUST the following, unless previously furnished to Dean Witter Trust Company, the prior transfer agent of the Fund:
     (a) If a corporation:
     (i) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of MORGAN STANLEY TRUST and the execution and delivery of this Agreement;
     (ii) A certified copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto;
     (iii) Certified copies of each vote of the Board of Directors designating persons authorized to give instructions on behalf of the Fund and signature cards bearing the signature of any officer of the Fund or any other person authorized to sign written instructions on behalf of the Fund;
     (iv) A specimen of the certificate for Shares of the Fund in the form approved by the Board of Directors, with a certificate of the Secretary of the Fund as to such approval;
     (b) If a business trust:
     (i) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of MORGAN STANLEY TRUST and the execution and delivery of this Agreement;

     (ii) A certified copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto;
     (iii) Certified copies of each vote of the Board of Trustees designating persons authorized to give instructions on behalf of the Fund and signature cards bearing the signature of any officer of the Fund or any other person authorized to sign written instructions on behalf of the Fund;
     (iv) A specimen of the certificate for Shares of the Fund in the form approved by the Board of Trustees, with a certificate of the Secretary of the Fund as to such approval;
     (c) The current registration statements and any amendments and supplements thereto filed with the SEC pursuant to the requirements of the 1933 Act or the 1940 Act;
     (d) All account application forms or other documents relating to Shareholder accounts and/or relating to any plan, program or service offered or to be offered by the Fund; and
     (e) Such other certificates, documents or opinions as MORGAN STANLEY TRUST deems to be appropriate or necessary for the proper performance of its duties.
     6.2 MORGAN STANLEY TRUST hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of Share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.
     6.3 MORGAN STANLEY TRUST shall prepare and keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable and as required by applicable laws and regulations. To the extent required by Section 31 of the 1940 Act, and the rules and regulations thereunder, MORGAN STANLEY TRUST agrees that all such records prepared or maintained by MORGAN STANLEY TRUST relating to the services performed by MORGAN STANLEY TRUST hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section 31 of the 1940 Act, and the rules and regulations thereunder, and will be surrendered promptly to the Fund on and in accordance with its request.
     6.4 MORGAN STANLEY TRUST and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as may be required by law or with the prior consent of MORGAN STANLEY TRUST and the Fund.

     6.5 In case of any request or demands for the inspection of the Shareholder records of the Fund, MORGAN STANLEY TRUST will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. MORGAN STANLEY TRUST reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.
ARTICLE 7 — DURATION AND TERMINATION OF AGREEMENT
     7.1 This Agreement, as amended and restated, shall remain in full force and effect until August 1, 2005 and from year-to-year thereafter unless terminated by either party as provided in Section 7.2 hereof.
     7.2 This Agreement may be terminated by the Fund on 60 days’ written notice, and by MORGAN STANLEY TRUST on 90 days’ written notice, to the other party without payment of any penalty.
     7.3 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and other materials will be borne by the Fund. Additionally, MORGAN STANLEY TRUST reserves the right to charge for any other reasonable fees and expenses associated with such termination.
ARTICLE 8 — ASSIGNMENT
     8.1 Except as provided in Section 8.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.
     8.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.
     8.3 MORGAN STANLEY TRUST may, in its sole discretion and without further consent by the Fund, subcontract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to companies which are affiliated with MORGAN STANLEY TRUST; provided, however, that such person or entity has and maintains the qualifications, if any, required to perform such obligations and duties, and that MORGAN STANLEY TRUST shall be as fully responsible to the Fund for the acts and omissions of any agent or subcontractor as it is for its own acts or omissions under this Agreement.
ARTICLE 9 — AFFILIATIONS
     9.1 MORGAN STANLEY TRUST may now or hereafter, without the consent of or notice to the Fund, function as transfer agent and/or shareholder servicing agent for any other investment company registered with the SEC under the 1940 Act and for any other issuer, including without limitation any investment company whose adviser, administrator, sponsor or principal underwriter is or may become affiliated with Morgan Stanley or any of its direct or indirect subsidiaries or affiliates.
     9.2 It is understood and agreed that the Directors or Trustees (as the case may be), officers, employees, agents and shareholders of the Fund, and the directors, officers, employees, agents and shareholders of the Fund’s investment adviser and/or distributor, are or may be interested in MORGAN STANLEY TRUST as directors, officers, employees, agents and shareholders or otherwise, and that the directors, officers, employees, agents and shareholders of MORGAN STANLEY TRUST may be interested in the Fund as Directors or Trustees (as the case may be), officers, employees, agents and shareholders or otherwise, or in the investment adviser and/or distributor as directors, officers, employees, agents, shareholders or otherwise.
ARTICLE 10 — AMENDMENT
     10.1 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors or the Board of Trustees (as the case may be) of the Fund.
ARTICLE 11 — APPLICABLE LAW
     11.1 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.
ARTICLE 12 — MISCELLANEOUS
     12.1 In the event that one or more additional investment companies managed or administered by Morgan Stanley Investment Advisors Inc. or any of its affiliates (“Additional Funds”) desires to retain MORGAN STANLEY TRUST to act as transfer agent, dividend disbursing agent and/or shareholder servicing agent, and MORGAN STANLEY TRUST desires to render such services, such Additional Funds may be added to Appendix A hereto.
     12.2 In the event of an alleged loss or destruction of any Share certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to MORGAN STANLEY TRUST an affidavit of loss or non-receipt by the holder of Shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to MORGAN STANLEY TRUST and the Fund issued by a surety company satisfactory to MORGAN STANLEY TRUST, except that MORGAN STANLEY TRUST may accept an affidavit of loss and indemnity agreement executed by the registered holder (or legal representative) without surety in such form as MORGAN STANLEY TRUST deems appropriate indemnifying MORGAN STANLEY TRUST and the Fund for the issuance of a replacement certificate, in cases where the alleged loss is in the amount of $1,000 or less.

     12.3 In the event that any check or other order for payment of money on the account of any Shareholder or new investor is returned unpaid for any reason, MORGAN STANLEY TRUST will (a) give prompt notification to the Fund’s distributor (“Distributor”) (or to the Fund if the Fund acts as its own distributor) of such non-payment; and (b) take such other action, including imposition of a reasonable processing or handling fee, as MORGAN STANLEY TRUST may, in its sole discretion, deem appropriate or as the Fund and, if applicable, the Distributor may instruct MORGAN STANLEY TRUST.
     12.4 Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or to MORGAN STANLEY TRUST shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.
To the Fund:
[Name of Fund]
522 Fifth Avenue
New York, New York 10036
Attention: Chief Legal Officer, Funds
To MORGAN STANLEY TRUST:
Morgan Stanley Trust
Harborside Financial Center
Plaza Two
Jersey City, New Jersey 07311
Attention: President
ARTICLE 13 — MERGER OF AGREEMENT
     13.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.
ARTICLE 14 — PERSONAL LIABILITY
     14.1 In the case of a Fund organized as a Massachusetts business trust, a copy of the Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund; provided, however, that the Declaration of Trust of the Fund provides that the assets of a particular

Series of the Fund shall under no circumstances be charged with liabilities attributable to any other Series of the Fund and that all persons extending credit to, or contracting with or having any claim against, a particular Series of the Fund shall look only to the assets of that particular Series for payment of such credit, contract or claim.
     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE MORGAN STANLEY OPEN-END FUNDS LISTED ON APPENDIX A
By:	/s/ Stefanie V. Chang Yu
	Name:	Stefanie V. Chang Yu
	Title:	Vice President

Attest:	/s/ Mary E. Mullin
	Name:	Mary E. Mullin
	Title:	Vice President

MORGAN STANLEY TRUST
By:	/s/ Joseph Pollaro
	Name:	Joseph Pollaro
	Title:	Managing Director

Attest:	/s/ Edward Meehan
	Name:	Edward Meehan
	Title:	Vice President

Appendix A
Taxable Money Market Funds

1.	Active Assets Government Securities Trust

2.	Active Assets Institutional Government Securities Trust

3.	Active Assets Institutional Money Trust

4.	Active Assets Money Trust

5.	Morgan Stanley Liquid Asset Fund Inc.

6.	Morgan Stanley U.S. Government Money Market Trust

Tax-Exempt Money Market Funds

7.	Active Assets California Tax-Free Trust

8.	Active Assets Tax-Free Trust

9.	Morgan Stanley California Tax-Free Daily Income Trust

10.	Morgan Stanley New York Municipal Money Market Trust

11.	Morgan Stanley Tax-Free Daily Income Trust

Equity Funds

12.	Morgan Stanley Capital Opportunities Trust

13.	Morgan Stanley Convertible Securities Trust

14.	Morgan Stanley Dividend Growth Securities Inc.

15.	Morgan Stanley Equally-Weighted S&P 500 Fund

16.	Morgan Stanley European Equity Fund Inc.

17.	Morgan Stanley Financial Services Trust

18.	Morgan Stanley Focus Growth Fund

19.	Morgan Stanley Fundamental Value Fund

20.	Morgan Stanley Global Advantage Fund

21.	Morgan Stanley Global Dividend Growth Securities

22.	Morgan Stanley Health Sciences Trust

23.	Morgan Stanley International Fund

24.	Morgan Stanley International Value Equity Fund

25.	Morgan Stanley Mid Cap Growth Fund

26.	Morgan Stanley Mid-Cap Value Fund

27.	Morgan Stanley Natural Resource Development Securities Inc.

28.	Morgan Stanley Pacific Growth Fund Inc.

29.	Morgan Stanley Real Estate Fund

30.	Morgan Stanley Small-Mid Special Value Fund

31.	Morgan Stanley Series Funds
•	Commodities Alpha Fund

•	Alternative Opportunities Fund

•	U.S. Multi-Cap Alpha Fund
32.	Morgan Stanley S&P 500 Index Fund

33.	Morgan Stanley Special Growth Fund

34.	Morgan Stanley Special Value Fund

35.	Morgan Stanley Technology Fund

36.	Morgan Stanley Utilities Fund

37.	Morgan Stanley Value Fund

Balanced Funds

38.	Morgan Stanley Balanced Fund

Asset Allocation Fund

39.	Morgan Stanley Strategist Fund

Specialty Funds

40.	Morgan Stanley FX Series Funds
•	FX Alpha Strategy Portfolio

•	FX Alpha Plus Strategy Portfolio
Taxable Fixed-Income Funds

41.	Morgan Stanley Flexible Income Trust

42.	Morgan Stanley Income Trust

43.	Morgan Stanley High Yield Securities Inc.

44.	Morgan Stanley Limited Duration Fund

45.	Morgan Stanley Mortgage Securities Trust

46.	Morgan Stanley Limited Duration U.S. Government Trust

47.	Morgan Stanley U.S. Government Securities Trust

Tax-Exempt Fixed-Income Funds

48.	Morgan Stanley California Tax-Free Income Fund

49.	Morgan Stanley Limited Term Municipal Trust

50.	Morgan Stanley New York Tax-Free Income Fund

51.	Morgan Stanley Tax-Exempt Securities Trust

Special Purpose Funds

52.	Morgan Stanley Select Dimensions Investment Series
•	Balanced Portfolio

•	Capital Growth Portfolio

•	Capital Opportunities Portfolio

•	Dividend Growth Portfolio

•	Equally-Weighted S&P 500 Portfolio

•	Focus Growth Portfolio

•	Flexible Income Portfolio

•	Global Equity Portfolio

•	Money Market Portfolio

•	Mid Cap Growth Portfolio

•	Utilities Portfolio
53.	Morgan Stanley Variable Investment Series
•	Aggressive Equity Portfolio

•	Capital Opportunities Portfolio

•	Dividend Growth Portfolio

•	European Equity Portfolio

•	Global Advantage Portfolio

•	Global Dividend Growth Portfolio

•	High Yield Portfolio

•	Income Builder Portfolio

•	Limited Duration Portfolio

•	Money Market Portfolio

•	Income Plus Portfolio

•	S&P 500 Index Portfolio

•	Strategist Portfolio

•	Utilities Portfolio

SCHEDULE A
MORGAN STANLEY TRUST
OPEN-END FUNDS
SHAREHOLDER ACCOUNT MAINTENANCE FEES
RATES PER TRANSFER AGENCY AGREEMENT
AS OF AUGUST 1, 2007

Money Market Funds	$18.47
• U.S. Government Money Market Trust up to 50,000	$11.71
• U.S. Government Money Market Trust over 50,000	$6.12
• AAA Funds	$13.83
Open-end Fixed Income Funds	$16.23
Open-end Equity Funds	$15.60
Special Purpose Funds:
• Select Dimensions Investment Series	$500 per annum per account
• Variable Investment Series	$500 per annum per account